Exhibit 23.2

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-4/A of Colony Bankcorp, Inc. of our report dated March 26, 2026, relating to the consolidated financial statements of First Reliance Bancshares, Inc., appearing in this joint proxy statement/prospectus.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Elliott Davis, LLC

 Charleston, South Carolina

August 25, 2026